Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports First Quarter 2026 Financial Results
ALEXANDRIA, Louisiana, April 30, 2026 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the first quarter of 2026.
Net income for the first quarter of 2026 was $12.0 million, or $1.81 per diluted common share (“EPS”), compared to $11.4 million, or $1.73 EPS, for the fourth quarter of 2025, and $10.4 million, or $1.52 EPS, for the first quarter of 2025. For the first quarter of 2026, the quarterly return on assets was 1.44%, and the quarterly return on equity was 12.95%.
First Quarter 2026 Performance and Operational Highlights
The first quarter of 2026 financial results included record-high quarterly net income and a consistent balance sheet. We increased the quarterly cash dividend paid to shareholders by $0.10 per share, or 66.7%, to $0.25 per share for the first quarter of 2026, compared to $0.15 per share for the prior two quarters.
•Net income for the first quarter of 2026 was $12.0 million, up $556,000, or 4.9%, from the prior quarter. Net income for the first quarter was impacted by approximately $590,000 of periodic items that reduced operating expenses. These operating expense reductions benefited EPS by $0.07.
•Net interest income increased slightly, and net interest margin fully taxable equivalent (“FTE”) was consistent at 3.51% for the first quarter of 2026 and the prior quarter.
•Assets remained consistent at $3.35 billion as of March 31, 2026 and December 31, 2025.
•Loans held for investment (“HFI”) were $2.25 billion as of March 31, 2026 and December 31, 2025. In the first quarter of 2026, new loan originations and construction commitment fundings were offset by payments and payoffs.
•Deposits totaled $2.95 billion as of March 31, 2026, down $17.5 million, or 0.6%, from $2.96 billion as of December 31, 2025, primarily due to the seasonal outflow of funds from public entity customers exceeding increased commercial deposits.
•In the first quarter of 2026, we paid a quarterly cash dividend of $0.25 per common share, which was a 66.7% increase from $0.15 per common share paid in the third and fourth quarters of 2025.
•The 2026 stock repurchase program authorizes us to purchase up to $10.0 million of our outstanding shares of common stock from January 1, 2026 through December 31, 2026. There was no stock repurchase activity in the first quarter of 2026. As of March 31, 2026, the 2026 stock repurchase program had $10.0 million of available capacity.
•We continue to implement our organic expansion plan. The following construction projects are in process:
◦In the Northwest market, there are two projects in process with the goal of relocating personnel and vacating the Market Street location in Shreveport, Louisiana. In May 2026, we plan to relocate our Northwest market leadership and lenders to our newly constructed Shreveport Commercial and Private Banking Loan and Deposit Production Office Building, which is adjacent to our East Kings banking center. We then plan to relocate the Market Street retail banking center to the nearby American Towers building, which will have a more efficient cost structure.
◦In the New Orleans market, we have leased and are remodeling a portion of the bottom floor of the Energy Centre Building on Poydras Street. Completion is expected in the third quarter of 2026. Once complete, we plan to relocate the Baronne Street retail banking center and the New Orleans market leadership and lenders to this updated, convenient, and visible location.
◦In the Acadiana market, we held a ground-breaking ceremony in January 2026 for our second full-service banking center in this market, located on Camellia Boulevard in Lafayette, Louisiana. We expect this location to open early in 2027.
•In the first quarter of 2026, S&P Global Market Intelligence ranked the Bank 42nd of the top 50 best deposit franchises in 2025 for banks with assets between $3.0 and $10.0 billion.
•On April 6, 2026, Jim Nelson was appointed as Market President for the New Orleans market.
Blake Chatelain, President and Chief Executive Officer, stated, “We are pleased to report another strong quarter of financial results to start 2026. As a result of our consistent earnings and strong capital levels, the board of directors approved a 66.7% increase to the quarterly cash dividend for the first quarter of 2026 to $0.25 per share.
“Net income and EPS in the first quarter of 2026 were at record-high levels and benefited from periodic rebates and refunds from vendors. We continue to remain focused on managing the net interest margin FTE, which remained steady at 3.51% between the first quarter of 2026 and the prior quarter.

“In the second half of 2025, we experienced strong loan growth. In the first quarter of 2026, loans were consistent with the prior quarter; however, based on loan pipeline activity, we are expecting loan growth to resume during the remainder of the year. Deposit activity was solid in the first quarter of 2026, and the slight decrease in deposits was a result of the seasonal outflows of public funds that occur every year.
“We remain focused on our organic growth strategy. We are relocating several locations, building a new banking center, and constantly recruiting new bankers to join the Red River Bank team. We are very pleased to announce Jim Nelson as the New Orleans market president. Jim is a dynamic leader with deep ties to the New Orleans market. His experience, vision, and dedication to clients and the community make him the ideal choice to lead the New Orleans market for Red River Bank.
“As we move through 2026, we are well-positioned for continued progress and success. However, the world events in March 2026 remind us of how quickly situations can change. We are watching the situation in Iran and around the world closely. These actions certainly have the potential to impact the environment for all banks, businesses, and individuals. Uncertainty related to these events are impacting the United States and global economies. Increasing oil, gas, and energy prices are impacting inflation and could influence future interest rates. The 2026 forecast is challenging to predict; therefore, we remain positive, yet vigilant, as we monitor our communities and stay close to our customers. As always, we remain committed to serving our customers, growing, and providing steady financial results for our shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income for the first quarter of 2026 was $28.4 million, slightly higher than the fourth quarter of 2025, despite the first quarter having two fewer accrual days. Net interest margin FTE was 3.51% for the first quarter of 2026, which was consistent with the prior quarter. Average loan balances increased slightly with no change in total loan yield. For the first quarter of 2026, the average rate on new and renewed loans was 6.71%. While the balance of average short-term liquid assets increased, the yield decreased due to the reduction of the target federal funds rate in December. Interest expense was impacted by a 3 basis point (“bp(s)”) decrease to the cost of deposits as we lowered selected deposit rates, partially offset by higher average deposit balances.
In the second half of 2025, the Federal Open Market Committee (“FOMC”) reduced the federal funds rate by 75 bps, resulting in a range of 3.50%-3.75%, which remained throughout the first quarter of 2026. The market’s expectation is that the federal funds range may remain consistent in 2026. During the remainder of 2026, we project $201.4 million of fixed rate loans at 5.87% to mature, which we expect to redeploy into loans with slightly higher rates. We have $463.8 million of floating rate loans at 6.16%, which we expect to remain at a consistent rate. We also expect to receive $90.9 million in securities cash flows at 3.66%, which we plan to redeploy into securities at higher yields. We project $515.0 million in time deposits at 3.50% to mature, with the opportunity to reprice slightly lower. Depending on balance sheet activity and interest rate competition, we expect net interest income and net interest margin FTE to increase slightly in the second quarter of 2026.
Noninterest Income
Noninterest income totaled $4.5 million for the first quarter of 2026, down $416,000, or 8.4%, from the previous quarter.
Other income was $83,000 for the first quarter of 2026, down $106,000, or 56.1%, from the previous quarter. The fourth quarter of 2025 included $127,000 of nonrecurring JAM FINTOP Banktech, L.P. fund partnership income, following the sale of an investment and subsequent distribution. Similar income was not recognized in the first quarter of 2026.
The Small Business Investment Company (“SBIC”) partnerships reported a loss of $105,000 in the first quarter of 2026, compared to a loss of $197,000 in the previous quarter. These losses were mainly due to fund value adjustments as an SBIC fund continues its wind-down phase. We expect SBIC income to fluctuate in future quarters.
Operating Expenses
Operating expenses totaled $17.3 million for the first quarter of 2026, down $1.0 million, or 5.5%, from the previous quarter.
Personnel expenses totaled $10.5 million for the first quarter of 2026, down $437,000, or 4.0%, from the previous quarter. This decrease was primarily due to lower personnel-related accruals and lower revenue-based commissions. We had 375 total employees as of March 31, 2026 and December 31, 2025.
Data processing expenses totaled $377,000 for the first quarter of 2026, down $336,000, or 47.1%, from the previous quarter. This decrease was mainly attributable to receipt of a $389,000 periodic refund from our data processing center in the first quarter of 2026.
Loan and deposit expenses totaled $103,000 for the first quarter of 2026, down $212,000, or 67.3%, from the previous quarter. This decrease was primarily attributable to receipt of a $201,000 negotiated, variable rebate from a vendor in the first quarter of 2026.
Other taxes totaled $560,000 for the first quarter of 2026, down $23,000, or 3.9%, from the previous quarter. In 2025, Louisiana corporate income tax rates were lowered. In order for financial institutions to be included in this benefit, the State of Louisiana bank stock tax calculation was adjusted effective 2026, which resulted in other taxes being lower in the first quarter of 2026.

Loans
Loans HFI were $2.25 billion as of March 31, 2026 and December 31, 2025. In the first quarter of 2026, new loan originations and construction commitment fundings were offset by payments and payoffs. As of March 31, 2026, we had $111.8 million of unfunded construction loan commitments, which we expect to fund over time.

Loans HFI by Category
	March 31, 2026		December 31, 2025		Change from December 31, 2025 to March 31, 2026
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$910,965	40.4%	$920,294	40.9%	$(9,329)	(1.0%)
One-to-four family residential	632,554	28.1%	628,762	28.0%	3,792	0.6%
Construction and development	240,686	10.7%	221,214	9.8%	19,472	8.8%
Commercial and industrial	391,611	17.4%	392,824	17.5%	(1,213)	(0.3%)
Tax-exempt	52,779	2.3%	57,541	2.6%	(4,762)	(8.3%)
Consumer	25,951	1.1%	28,034	1.2%	(2,083)	(7.4%)
Total loans HFI	$2,254,546	100.0%	$2,248,669	100.0%	$5,877	0.3%
Asset Quality and Allowance for Credit Losses
Nonperforming assets (“NPA(s)”) totaled $4.3 million as of March 31, 2026, an increase of $728,000, or 20.6%, from December 31, 2025, primarily due to an increase in nonaccrual loans and other real estate owned, partially offset by a decrease in past due loans. The ratio of NPAs to assets was 0.13% and 0.11% as of March 31, 2026 and December 31, 2025, respectively.
The provision for credit losses was $750,000 for the first quarter of 2026 and the prior quarter. As of March 31, 2026, the ACL was $24.1 million. The ratio of ACL to loans HFI was 1.07% as of March 31, 2026 and 1.04% as of December 31, 2025. The net charge-offs to average loans ratio was 0.00% for the first quarter of 2026 and 0.01% for the fourth quarter of 2025.

Deposits
As of March 31, 2026, deposits were $2.95 billion, a decrease of $17.5 million, or 0.6%, compared to December 31, 2025. The decrease in deposits for the first quarter of 2026 was primarily due to the seasonal outflow of funds from public entity customers exceeding increased commercial deposits.

Deposits by Account Type
	March 31, 2026		December 31, 2025		Change from December 31, 2025 to March 31, 2026
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$916,413	31.1%	$913,868	30.8%	$2,545	0.3%
Interest-bearing deposits:
Interest-bearing demand deposits	189,993	6.4%	198,724	6.7%	(8,731)	(4.4%)
NOW accounts	465,146	15.8%	490,376	16.5%	(25,230)	(5.1%)
Money market accounts	590,107	20.0%	580,949	19.6%	9,158	1.6%
Savings accounts	174,393	5.9%	168,889	5.7%	5,504	3.3%
Time deposits less than or equal to $250,000	405,281	13.8%	407,539	13.8%	(2,258)	(0.6%)
Time deposits greater than $250,000	204,602	7.0%	203,067	6.9%	1,535	0.8%
Total interest-bearing deposits	2,029,522	68.9%	2,049,544	69.2%	(20,022)	(1.0%)
Total deposits	$2,945,935	100.0%	$2,963,412	100.0%	$(17,477)	(0.6%)

Deposits by Customer Type
	March 31, 2026		December 31, 2025		Change from December 31, 2025 to March 31, 2026
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,409,126	47.8%	$1,397,775	47.2%	$11,351	0.8%
Commercial	1,296,580	44.0%	1,270,069	42.8%	26,511	2.1%
Public	240,229	8.2%	295,568	10.0%	(55,339)	(18.7%)
Total deposits	$2,945,935	100.0%	$2,963,412	100.0%	$(17,477)	(0.6%)
Stockholders’ Equity
Total stockholders’ equity as of March 31, 2026, was $373.3 million, compared to $365.2 million as of December 31, 2025. The $8.2 million, or 2.2%, increase in stockholders’ equity during the first quarter of 2026 was attributable to $12.0 million of net income and $160,000 of stock compensation, partially offset by a $2.3 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities and $1.6 million in cash dividends related to a $0.25 per share cash dividend that we paid on March 19, 2026.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review total tangible common equity, total realized common equity, total tangible assets, tangible book value per share, realized book value per share, and tangible common equity to tangible assets as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in New Orleans, Louisiana and Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes the Slidell-Mandeville-Covington MSA; Acadiana, which includes the Lafayette MSA; and New Orleans, which includes the New Orleans-Metairie MSA.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business, interest rates, and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Senior Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Net Income	$11,971	$11,415	$10,352

Per Common Share Data:
Earnings per share, basic	$1.82	$1.74	$1.53
Earnings per share, diluted	$1.81	$1.73	$1.52
Book value per share	$56.76	$55.52	$49.18
Tangible book value per share(1)	$56.53	$55.29	$48.95
Realized book value per share(1)	$63.70	$62.11	$57.49
Cash dividends per share	$0.25	$0.15	$0.12
Shares outstanding	6,577,186	6,576,609	6,777,657
Weighted average shares outstanding, basic	6,576,994	6,576,609	6,777,332
Weighted average shares outstanding, diluted	6,609,208	6,604,082	6,796,707

Summary Performance Ratios:
Return on average assets	1.44%	1.38%	1.32%
Return on average equity	12.95%	12.60%	12.85%
Net interest margin	3.47%	3.46%	3.17%
Net interest margin FTE	3.51%	3.51%	3.22%
Efficiency ratio	52.37%	54.99%	55.51%
Loans HFI to deposits ratio	76.53%	75.88%	74.84%
Noninterest-bearing deposits to deposits ratio	31.11%	30.84%	32.08%
Noninterest income to average assets	0.55%	0.60%	0.67%
Operating expense to average assets	2.08%	2.20%	2.12%

Summary Credit Quality Ratios:
NPAs to assets	0.13%	0.11%	0.16%
Nonperforming loans to loans HFI	0.18%	0.16%	0.24%
ACL to loans HFI	1.07%	1.04%	1.03%
Net charge-offs to average loans	0.00%	0.01%	0.02%

Capital Ratios:
Stockholders’ equity to assets	11.16%	10.90%	10.46%
Tangible common equity to tangible assets(1)	11.11%	10.86%	10.42%
Total risk-based capital to risk-weighted assets	18.51%	18.03%	18.25%
Tier I risk-based capital to risk-weighted assets	17.47%	17.02%	17.25%
Common equity Tier I capital to risk-weighted assets	17.47%	17.02%	17.25%
Tier I risk-based capital to average assets	12.26%	12.21%	12.01%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
ASSETS
Cash and due from banks	$36,677	$25,685	$33,651	$42,453	$36,438
Interest-bearing deposits in other banks	173,845	187,707	127,404	167,989	215,717
Securities available-for-sale, at fair value	638,729	647,310	636,679	566,981	566,874
Securities held-to-maturity, at amortized cost	120,609	122,619	124,853	127,305	129,686
Equity securities, at fair value	3,012	3,031	3,019	2,990	2,981
Nonmarketable equity securities	2,425	2,407	2,387	2,368	2,349
Loans held for sale	3,951	3,148	3,260	4,711	2,178
Loans held for investment	2,254,546	2,248,669	2,173,073	2,138,580	2,114,742
Allowance for credit losses	(24,051)	(23,399)	(22,801)	(22,222)	(21,835)
Premises and equipment, net	60,516	59,270	58,573	58,622	59,034
Accrued interest receivable	11,352	11,131	10,281	10,027	10,553
Bank-owned life insurance	31,488	31,267	31,041	30,817	30,593
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	1,407	1,487	1,564	2,489	2,611
Other assets	30,548	29,032	29,833	33,436	32,965
Total Assets	$3,346,600	$3,350,910	$3,214,363	$3,168,092	$3,186,432
LIABILITIES
Noninterest-bearing deposits	$916,413	$913,868	$918,974	$897,997	$906,540
Interest-bearing deposits	2,029,522	2,049,544	1,919,809	1,912,608	1,919,136
Total Deposits	2,945,935	2,963,412	2,838,783	2,810,605	2,825,676
Accrued interest payable	6,025	6,128	6,681	6,242	6,463
Lease liabilities	1,465	1,544	1,623	2,613	2,739
Accrued expenses and other liabilities	19,849	14,676	15,965	13,282	18,238
Total Liabilities	2,973,274	2,985,760	2,863,052	2,832,742	2,853,116
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	27,591	27,543	27,543	32,896	38,710
Additional paid-in capital	3,329	3,217	3,105	2,992	2,871
Retained earnings	388,058	377,731	367,302	357,488	348,093
Accumulated other comprehensive income (loss)	(45,652)	(43,341)	(46,639)	(58,026)	(56,358)
Total Stockholders’ Equity	373,326	365,150	351,311	335,350	333,316
Total Liabilities and Stockholders’ Equity	$3,346,600	$3,350,910	$3,214,363	$3,168,092	$3,186,432

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$31,545	$31,664	$28,270
Interest on securities	5,844	5,873	4,856
Interest on deposits in other banks	1,737	1,642	2,661
Dividends on stock	19	20	21
Total Interest and Dividend Income	39,145	39,199	35,808
INTEREST EXPENSE
Interest on deposits	10,741	10,958	11,198
Total Interest Expense	10,741	10,958	11,198
Net Interest Income	28,404	28,241	24,610
Provision for credit losses	750	750	450
Net Interest Income After Provision for Credit Losses	27,654	27,491	24,160
NONINTEREST INCOME
Service charges on deposit accounts	1,395	1,430	1,383
Debit card income, net	916	898	992
Mortgage loan income	605	649	530
Brokerage income	939	1,287	1,325
Loan and deposit income	498	454	459
Bank-owned life insurance income	221	226	213
Gain (Loss) on equity securities	(19)	13	44
SBIC income (loss)	(105)	(197)	280
Other income (loss)	83	189	46
Total Noninterest Income	4,533	4,949	5,272
OPERATING EXPENSES
Personnel expenses	10,517	10,954	10,023
Occupancy and equipment expenses	1,884	1,749	1,794
Technology expenses	863	893	835
Advertising	328	324	333
Other business development expenses	550	584	558
Data processing expense	377	713	288
Other taxes	560	583	612
Loan and deposit expenses	103	315	62
Legal and professional expenses	529	550	632
Regulatory assessment expenses	417	439	391
Other operating expenses	1,122	1,147	1,060
Total Operating Expenses	17,250	18,251	16,588
Income Before Income Tax Expense	14,937	14,189	12,844
Income tax expense	2,966	2,774	2,492
Net Income	$11,971	$11,415	$10,352

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	March 31, 2026			December 31, 2025
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,255,394	$31,545	5.60%	$2,214,161	$31,664	5.60%
Securities - taxable	629,550	4,872	3.10%	625,220	4,900	3.13%
Securities - tax-exempt	182,996	972	2.12%	183,911	973	2.12%
Interest-bearing deposits in other banks	191,843	1,737	3.62%	166,797	1,642	3.85%
Nonmarketable equity securities	2,409	19	3.10%	2,389	20	3.34%
Total interest-earning assets	3,262,192	$39,145	4.80%	3,192,478	$39,199	4.82%
Allowance for credit losses	(23,647)			(23,037)
Noninterest-earning assets	127,068			120,146
Total assets	$3,365,613			$3,289,587
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,440,118	$5,558	1.57%	$1,348,461	$5,527	1.63%
Time deposits	607,964	5,183	3.46%	608,448	5,431	3.54%
Total interest-bearing deposits	2,048,082	10,741	2.13%	1,956,909	10,958	2.22%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	2,048,082	$10,741	2.13%	1,956,909	$10,958	2.22%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	917,623			947,506
Accrued interest and other liabilities	24,986			25,770
Total noninterest-bearing liabilities	942,609			973,276
Stockholders’ equity	374,922			359,402
Total liabilities and stockholders’ equity	$3,365,613			$3,289,587
Net interest income		$28,404			$28,241
Net interest spread			2.67%			2.60%
Net interest margin			3.47%			3.46%
Net interest margin FTE(3)			3.51%			3.51%
Cost of deposits			1.47%			1.50%
Cost of funds			1.34%			1.36%
(1)Includes average outstanding balances of loans held for sale of $2.7 million and $3.3 million for the three months ended March 31, 2026 and December 31, 2025, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	March 31, 2026			March 31, 2025
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,255,394	$31,545	5.60%	$2,089,712	$28,270	5.41%
Securities - taxable	629,550	4,872	3.10%	559,752	3,871	2.77%
Securities - tax-exempt	182,996	972	2.12%	189,729	985	2.08%
Interest-bearing deposits in other banks	191,843	1,737	3.62%	243,751	2,661	4.37%
Nonmarketable equity securities	2,409	19	3.10%	2,330	21	3.56%
Total interest-earning assets	3,262,192	$39,145	4.80%	3,085,274	$35,808	4.64%
Allowance for credit losses	(23,647)			(21,789)
Noninterest-earning assets	127,068			107,295
Total assets	$3,365,613			$3,170,780
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,440,118	$5,558	1.57%	$1,341,885	$5,641	1.70%
Time deposits	607,964	5,183	3.46%	592,368	5,557	3.80%
Total interest-bearing deposits	2,048,082	10,741	2.13%	1,934,253	11,198	2.35%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	2,048,082	$10,741	2.13%	1,934,253	$11,198	2.35%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	917,623			884,484
Accrued interest and other liabilities	24,986			25,336
Total noninterest-bearing liabilities	942,609			909,820
Stockholders’ equity	374,922			326,707
Total liabilities and stockholders’ equity	$3,365,613			$3,170,780
Net interest income		$28,404			$24,610
Net interest spread			2.67%			2.29%
Net interest margin			3.47%			3.17%
Net interest margin FTE(3)			3.51%			3.22%
Cost of deposits			1.47%			1.61%
Cost of funds			1.34%			1.47%
(1)Includes average outstanding balances of loans held for sale of $2.7 million and $2.6 million for the three months ended March 31, 2026 and 2025, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Tangible common equity
Total stockholders’ equity	$373,326	$365,150	$333,316
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$371,780	$363,604	$331,770
Realized common equity
Total stockholders’ equity	$373,326	$365,150	$333,316
Adjustments:
Accumulated other comprehensive (income) loss	45,652	43,341	56,358
Total realized common equity (non-GAAP)	$418,978	$408,491	$389,674
Common shares outstanding	6,577,186	6,576,609	6,777,657
Book value per share	$56.76	$55.52	$49.18
Tangible book value per share (non-GAAP)	$56.53	$55.29	$48.95
Realized book value per share (non-GAAP)	$63.70	$62.11	$57.49

Tangible assets
Total assets	$3,346,600	$3,350,910	$3,186,432
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,345,054	$3,349,364	$3,184,886
Total stockholders’ equity to assets	11.16%	10.90%	10.46%
Tangible common equity to tangible assets (non-GAAP)	11.11%	10.86%	10.42%